UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:
(Date of earliest event reported)
May 17, 2013

FROZEN FOOD EXPRESS INDUSTRIES, INC.
 (Exact Name of Registrant as Specified in its Charter)

Texas (State or Other Jurisdiction of Incorporation)	1-10006 COMMISSION FILE NUMBER	75-1301831 (IRS Employer Identification No.)
1145 Empire Central Place Dallas, Texas 75247-4305 (Address of Principal Executive Offices)		(214) 630-8090 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2013, Frozen Food Express Industries, Inc. (the "Company") announced that John McManama has left his position as Senior Vice President and Chief Financial Officer.

On May 17, 2013, the Company appointed Steve Stedman, 57, as Vice President and Interim Chief Financial Officer and Treasurer, effective immediately.  In this role, Mr. Stedman will serve as the Company's principal financial officer and principal accounting officer on an interim basis.

From May 2010 to the present, Mr. Stedman was Vice President and Controller of FFE Transportation Services, Inc., a principal subsidiary of the Company.  From November 2009 to May 2010, he was Vice President, Finance of FFE Transportation Services, Inc. and joined the Company in early 2009 as Director of Financial Planning and Analysis.  From 2007 to 2008, Mr. Stedman was with Con-Way Transportation Services, then a $4.7 billion freight transportation and logistics services company, serving as its Director of Finance from July 2007.   Mr. Stedman has 16 years of senior level financial experience in the transportation industry, preceded by 15 years at senior level positions in the retail and distribution industries.  Mr. Stedman is a certified public accountant.

Mr. Stedman's annual base salary will continue at $162,765, which is subject to annual increases as set from time to time by the Compensation Committee of the Company's Board of Directors.  Mr. Stedman receives a car allowance of $6,000 per year and is eligible for a holiday bonus equivalent to one week of the base salary.  Mr. Stedman participates in the Company's broad-based programs including health, disability and life insurance programs, the Frozen Food Express Industries, Inc. 401(k) Savings Plan, the Frozen Food Express Industries, Inc. 2005 Stock Incentive Plan and the FFE Transportation Services, Inc. 401(k) Wrap Plan.  He also participates in the Key Employee Supplemental Medical Plan.

    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
FROZEN FOOD EXPRESS INDUSTRIES, INC.
Dated: May 20, 2013	By:	/s/ S. Russell Stubbs
S. Russell Stubbs President and Chief Executive Officer (Principal Executive Officer)